Exhibit 99.1

Moody's Corporation Reports Results for Fourth Quarter and Full Year 2005

    NEW YORK--(BUSINESS WIRE)--Feb. 3, 2006--Moody's Corporation (NYSE:MCO) today announced results for the fourth quarter and full year 2005. Please note that all prior period per share amounts referred to in this press release have been adjusted for the 2-for-1 stock split, which became effective in the second quarter of 2005.

    Summary of Results for Fourth Quarter 2005

    Moody's reported revenue of $473.2 million for the three months ended December 31, 2005, an increase of 21% from $391.6 million for the same quarter of 2004. Operating income for the quarter was $242.4 million and rose 18% from $206.2 million for the same period of last year. Diluted earnings per share were $0.50 for the fourth quarter of 2005, 25% higher than $0.40 in the fourth quarter of 2004. Operating income and earnings for the quarter included $12.3 million of expense related to stock options and other stock-based compensation plans, equivalent to $0.02 per diluted share compared with $8.7 million of expense, or $0.02 per diluted share, for the prior year period. Results for the fourth quarter of 2004 included charges of $1.6 million, equivalent to $0.01 per diluted share, related to legacy income tax exposures that Moody's assumed in connection with its separation from The Dun & Bradstreet Corporation in 2000 and which are described in Moody's annual and quarterly SEC filings.
    Raymond McDaniel, Chairman and Chief Executive Officer of Moody's, commented, "I am pleased to announce that Moody's financial performance for the fourth quarter and full year 2005 topped our previous record performance for the same periods in 2004. We generated good revenue growth in each of our major business lines including two
- U.S. structured finance and public finance - where our outlook and consensus forecasts at the start of the year suggested that market conditions would be notably weaker than they ultimately were. For 2006 we face a similar situation, with divergent market opinions on how important segments of the debt markets will perform. Nonetheless, we believe Moody's market position and revenue diversity can support reasonable growth even if conditions in some market segments become less favorable."
    In addition to its reported results, Moody's has included in this earnings release certain adjusted results that the Securities and Exchange Commission defines as "non-GAAP financial measures." Management believes that such non-GAAP financial measures, when read in conjunction with the company's reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company's growth. These non-GAAP financial measures relate to: (1) presenting results for the full year 2005, and the fourth quarter and full year 2004, before adjustments for legacy income tax exposures; and (2) presenting results for the fourth quarter and full year of both 2005 and 2004 before the impact of expensing stock-based compensation, which is being phased in over a four year period for stock awards commencing in 2003. In addition, the 2006 outlook presented below includes a discussion of projected 2006 diluted earnings per share growth excluding the impact of the 2005 reserve adjustments related to legacy income tax exposures and the impact of expensing stock-based compensation. Attached to this earnings release are tables showing adjustments to Moody's fourth quarter and full year results for 2005 and 2004 to arrive at non-GAAP financial measures excluding the impacts noted above.

    Fourth Quarter Revenue

    Revenue at Moody's Investors Service for the fourth quarter of 2005 was $437.7 million, an increase of 22% from the prior year period. Foreign currency translation negatively impacted operating results, mainly due to the strength of the U.S. dollar relative to the euro, reducing revenue growth by approximately 170 basis points and operating income growth by approximately 120 basis points. Ratings revenue totaled $380.6 million in the quarter, rising 22% from a year ago. Research revenue of $57.1 million was 24% higher than in the fourth quarter of 2004.
    Within the ratings business, global structured finance revenue totaled $210.1 million for the fourth quarter of 2005, an increase of 36% from a year earlier. U.S. structured finance revenue rose 43%, driven by strong growth in a number of ratings segments including residential and commercial mortgage-backed securities, credit derivatives, and asset-backed securities. International structured finance revenue rose 24%, also benefiting from strong growth in the residential and commercial mortgage-backed securities businesses.
    Global corporate finance revenue of $85.1 million in the fourth quarter of 2005 rose 3% from the same quarter of 2004. Revenue in the U.S. rose 1% from the prior year period reflecting lower issuance of investment grade and speculative grade securities offset by higher fees from the Enhanced Analysis Initiative. Outside the U.S., corporate finance revenue increased 7% due, in part, to new rating relationships in Europe partly offset by weak issuance in Asia Pacific outside Japan.
    Global financial institutions and sovereigns revenue totaled $64.9 million for the fourth quarter of 2005, increasing 19% from the prior year period. Revenue in the U.S. rose 17% based on good growth in issuance in the banking, finance and securities sectors. New mandates for ratings from finance and securities firms also contributed to the U.S. revenue growth. Outside the U.S., revenue rose 21% reflecting continued strong issuance in the banking sector in Europe and a pick-up in issuance in Asia.
    U.S. public finance revenue was $20.5 million for the fourth quarter of 2005, 3% higher than in the fourth quarter of 2004. This reflected an increase in long-term issuance as issuers continued to take advantage of low long-term interest rates and the narrow spread between long and short-term rates, which has been favorable for advance refundings.
    Moody's global research revenue rose to $57.1 million, up 24% from the same quarter of 2004. This growth reflects strong increases in each of Moody's research product segments, including core research services, licensing of Moody's data to third parties, and sales of data and analytic tools.
    Revenue at Moody's KMV ("MKMV") for the fourth quarter of 2005 was $35.5 million, 4% higher than in the fourth quarter of 2004. Revenue from risk product subscriptions rose 5% and revenue from the licensing of credit processing software and the related software maintenance fees increased by 29% from the prior year. These increases were partially offset by a decline in revenue from professional services.
    Moody's U.S. revenue of $294.5 million for the fourth quarter of 2005 was up 23% from the fourth quarter of 2004. International revenue of $178.7 million was 18% higher than in the prior year period and reflected approximately 400 basis points of negative impact from currency translation. International revenue accounted for 38% of Moody's total in the quarter compared with 39% in the year-ago period.

    Fourth Quarter Expenses

    Moody's operating expenses were $230.8 million in the fourth quarter of 2005, 24% higher than in the prior year period. The higher 2005 expense is primarily related to higher personnel costs, and includes the phasing-in commencing January 2003 of expense related to annual stock awards over the current four-year stock plan vesting period. The quarter's stock-based compensation expense was $12.3 million compared with $8.7 million in the 2004 period. The quarter's expenses also included a $6 million grant to the Moody's Foundation, which carries out philanthropic activities on behalf of Moody's Corporation, compared with a $7 million grant in the prior year period. Moody's operating margin for the fourth quarter of 2005 was 51% compared with 53% for the same period last year.

    Fourth Quarter Effective Tax Rate

    Moody's effective tax rate for the fourth quarter of 2005 was 38.5%. Excluding the impacts of changes in legacy tax reserves, the tax rate for the fourth quarter of 2004 was 39.7%. The tax rate in the fourth quarter of 2005 benefited from the impact of the American Jobs Creation Act of 2004, which permitted Moody's a one-time opportunity to repatriate funds at a lower tax rate in 2005 than in 2004.

    Full Year 2005 Results

    Revenue for the full year 2005 totaled $1,731.6 million, an increase of 20% from $1,438.3 million for the same period of 2004. Operating income of $939.6 million was up 19% from $786.4 million for the same period of 2004. Net income for the full year 2005 was $560.8 million, an increase of 32% from $425.1 million in the full year 2004. Diluted earnings per share for the full year 2005 were $1.84, 31% higher than $1.40 for the same period of 2004.
    Diluted earnings per share for the full year 2005 included a charge of $9.4 million, equivalent to $0.02 per diluted share, for the settlement of sales tax matters related to Moody's operations in Japan from 2000 through June 30, 2005, and an $8.8 million net reduction in tax reserves, equivalent to $0.03 per diluted share, primarily related to legacy income tax exposures. Results for the full year 2004 included legacy tax charges totaling $30 million, equivalent to $0.09 per diluted share. Moody's results for the full year 2005 also included $54.8 million of expense related to stock options and other stock-based compensation plans, or $0.10 per diluted share, compared with $27.8 million of similar expense, or $0.05 per diluted share, in the full year 2004.
    Ratings and research revenue at Moody's Investors Service totaled $1,598.9 million for the full year 2005, an increase of 21% from the prior year period. For the year, the favorable impact of currency translation contributed approximately 50 basis points to revenue growth and added approximately 80 basis points to operating income growth. Global ratings revenue was $1,383.6 million for the full year 2005, up 21% from $1,143.6 million in the same period of 2004 with each of the global ratings business lines achieving year-over-year growth. Research revenue rose to $215.3 million for the full year 2005, up 24% from the full year 2004. Finally, revenue at MKMV for the full year 2005 totaled $132.7 million, 10% higher than in the prior year period.

    Share Repurchases

    During the fourth quarter of 2005, Moody's repurchased 6.7 million shares at a total cost of $363.4 million and issued 1.6 million shares of stock under employee stock compensation plans. For the full year 2005 Moody's repurchased 13.5 million shares at a total cost of $691.7 million and issued 6.1 million shares under employee stock compensation plans. Since becoming a public company in October 2000 and through December 31, 2005, Moody's has repurchased 66.4 million shares at a total cost of $1.8 billion, including 32.1 million shares to offset shares issued under employee stock plans. At quarter-end, Moody's had $856 million of share repurchase authority remaining under the current $1 billion program.

    Outlook for Full Year 2006

    Moody's outlook for 2006 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer spending, residential mortgage borrowing and refinancing activity, securitization levels and capital markets issuance. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody's results for the year may differ from our current outlook.
    For Moody's overall, we project revenue growth in the high single-digit to double-digit percent range for the full year 2006, including a small negative impact from foreign currency translation. We expect the operating margin before the impact of expensing stock-based compensation to decline by up to 100 basis points in 2006 compared with 2005. This reflects investments we are continuing to make to expand internationally, improve our analytical processes, pursue ratings transparency and compliance initiatives, introduce new products and improve our technology infrastructure.
    For 2006 we project year-over-year growth in non-GAAP diluted earnings per share in the low double-digit percent range. This expected growth excludes the impacts of reserve adjustments related to legacy tax matters in 2005, and the expensing of stock-based compensation in both 2005 and 2006. Please note that 2006 represents the final year of "phasing" for our stock-based compensation, which we began in 2003. The impact of expensing stock-based compensation is expected to be in the range of $0.12 - $0.14 per diluted share in 2006, compared to $0.10 per diluted share in 2005.
    In the U.S., we are forecasting mid-single-digit percent revenue growth for the Moody's Investors Service ratings and research business for the full year 2006. In the U.S. structured finance business, we expect revenue for the year to rise modestly from the record level of 2005. We are projecting a high-teens percent decline from 2005 to 2006 in revenue from residential mortgage-backed securities, including home equity securitization, and we note a divergence in market views about the 2006 outlook for this business. Offsetting this expected decline, we look for double-digit year-over-year growth in asset-backed securities, credit derivatives, and commercial mortgage-backed securities.
    In the U.S. corporate finance business, we believe that modest growth in investment grade issuance, gains in rated share of the syndicated bank loan market, and incremental revenue from our Enhanced Analysis Initiative and new products will more than offset expected flat issuance in the speculative grade bond sector. Overall, we expect revenue in the U.S. corporate finance business to grow in the low double-digit percent range for the year.
    In the U.S. financial institutions sector, we project issuance by banks to increase slightly in 2006 compared with 2005 and issuance by insurers and other financial institutions to be flat or down. However, fee increases partly related to our Enhanced Analysis Initiative, as well as expected new ratings mandates, should produce revenue growth for the year in the low double-digit percent range.
    For the U.S. public finance sector, we believe that rising interest rates will slow refinancing activity and result in lower issuance in 2006 than 2005. We forecast revenue for 2006 declining in the mid-single-digit percent range from the prior year. We forecast strong growth in the U.S. research business at about twenty percent.
    Outside the U.S. we expect ratings revenue to grow in the low-teens percent range with high single-digit to mid-teens percent growth in all major business lines. This forecast assumes that foreign currency translation rates will have a modest negative impact on revenue growth for the year. In addition, our outlook assumes low- and mid-teens percentage growth in corporate revenue in Europe and Asia, respectively. For the financial institutions business we expect to see high single-digit revenue growth in Europe, after a year of very strong issuance in 2005, and low double-digit percent growth in Asia. We look for low teens percentage growth in international structured finance and about twenty percent growth in international research revenue.
    For Moody's KMV globally, we expect moderate growth in net sales and revenue from credit risk assessment subscription products, credit decision processing software, and professional services. This should result in mid- to high-single-digit percent growth in revenue with greater growth in profitability.

    Moody's Corporation (NYSE:MCO) is the parent company of Moody's Investors Service, a leading provider of credit ratings, research and analysis covering debt instruments and securities in the global capital markets, and Moody's KMV, a leading provider of credit risk processing and credit risk management products for banks and investors in credit-sensitive assets serving the world's largest financial institutions. The corporation, which reported revenue of $1.7 billion in 2005, employs approximately 2,900 people worldwide and maintains offices in 22 countries. Further information is available at www.moodys.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
    Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody's business and operations that involve a number of risks and uncertainties. The forward-looking statements and other information are made as of February 3, 2006, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, changes in the volume of debt securities issued in domestic and/or global capital markets; changes in interest rates and other volatility in the financial markets; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations, including those relating to Nationally Recognized Statistical Rating Organizations; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of rating agencies; the possible loss of key employees to investment or commercial banks or elsewhere and related compensation cost pressures; the outcome of any review by controlling tax authorities of the Company's global tax planning initiatives; the outcome of those tax and legal contingencies that relate to Old D&B, its predecessors and their affiliated companies for which the Company has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate the KMV and MRMS businesses; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 and in other filings made by the Company from time to time with the Securities and Exchange Commission.


                          Moody's Corporation
           Consolidated Statements of Operations (Unaudited)

                                  Three Months         Year Ended
                                      Ended
                                  December 31,        December 31,
                                -----------------  -------------------

                                   2005    2004       2005      2004
Amounts in millions, except per
 share amounts
-------------------------------------------------- -------------------


Revenue                           $473.2  $391.6   $1,731.6  $1,438.3
-------------------------------------------------- -------------------

Expenses

   Operating, selling, general
    and administrative expenses    221.7   176.6      756.8     617.8

   Depreciation and amortization     9.1     8.8       35.2      34.1

                                ------------------ -------------------
      Total expenses               230.8   185.4      792.0     651.9

-------------------------------------------------- -------------------
Operating income                   242.4   206.2      939.6     786.4
-------------------------------------------------- -------------------

   Interest and other non-
    operating income (expense),
    net                              1.5    (0.2)      (4.9)    (15.1)

      Income before provision
       for income taxes            243.9   206.0      934.7     771.3

   Provision for income taxes       93.8    83.4      373.9     346.2
-------------------------------------------------- -------------------

Net income                        $150.1  $122.6     $560.8    $425.1
-------------------------------------------------- -------------------

-------------------------------------------------- -------------------
Earnings per share(a)
   Basic                           $0.51   $0.41      $1.88     $1.43

   Diluted                         $0.50   $0.40      $1.84     $1.40
-------------------------------------------------- -------------------

Weighted average number of
 shares outstanding(a)
   Basic                           292.0   297.0      297.7     297.0

   Diluted                         300.9   305.4      305.6     304.7
-------------------------------------------------- -------------------

(a) Prior period earnings per share and weighted average number of shares outstanding have been adjusted to reflect the 2-for-1 stock split.


                          Moody's Corporation
             Supplemental Revenue Information (Unaudited)

                                  Three Months         Year Ended
                                     Ended
                                  December 31,        December 31,
                                ---------------  -------------------

Amounts in millions               2005    2004        2005     2004

-----------------------------------------------  -------------------

Moody's Investors Service(a)

    Structured finance          $210.1  $154.0      $715.4   $551.8

    Corporate finance             85.1    82.8       321.8    300.7

    Financial institutions and
     sovereign risk               64.9    54.5       254.6    208.9

    Public finance                20.5    20.0        91.8     82.2
                                ------- -------  ---------- --------

         Total ratings revenue   380.6   311.3     1,383.6  1,143.6

    Research                      57.1    46.1       215.3    173.7
                                ------- -------  ---------- --------

         Total Moody's
          Investors Service      437.7   357.4     1,598.9  1,317.3

Moody's KMV(a)                    35.5    34.2       132.7    121.0
                                ------- -------  ---------- --------

Total revenue                   $473.2  $391.6    $1,731.6 $1,438.3

-----------------------------------------------  -------------------

Revenue by geographic area

    United States               $294.5  $240.3    $1,085.4   $911.2

    International                178.7   151.3       646.2    527.1
                                ------- -------  ---------- --------

Total revenue                   $473.2  $391.6    $1,731.6 $1,438.3

-----------------------------------------------  -------------------

(a) Certain prior year amounts have been reclassified to conform to current year presentation.


                          Moody's Corporation
         Selected Consolidated Balance Sheet Data (Unaudited)

                                       December 31,      December 31,
                                            2005              2004(1)
                                       -------------- ----------------
                                              Amounts in millions


Cash and cash equivalents                     $486.0        $606.1
Short-term investments                          94.5           7.3
Total current assets                         1,051.8       1,035.9
Non-current assets                             405.4         353.4
Total assets                                 1,457.2       1,389.3
Total current liabilities(1)                   558.5         550.5
Notes payable                                  300.0         300.0
Other long-term liabilities                    268.9         221.3
Shareholders' equity                           329.8         317.5
Total liabilities and shareholders'
 equity                                     $1,457.2      $1,389.3

Shares outstanding(2)                          290.3         297.8

(1) Certain amounts have been reclassified to conform to the current year presentation.

(2) Number of shares outstanding has been adjusted to reflect the 2-for-1 stock split.


                          Moody's Corporation
       Reconciliation to Non-GAAP Financial Measures (Unaudited)

                                       Three Months Ended
                                        December 31, 2004
                            -----------------------------------------
Amounts in millions, except
 per share amounts

                                                            Non-GAAP
                                   As                       Financial
                                Reported    Adjustments     Measures*
                            -------------- -------------- ------------

 Revenue                           $391.6                     $391.6

 Expenses                           185.4       (8.7)(a)       176.7
                            -------------- ----------     -----------

 Operating income                   206.2        8.7           214.9

 Interest and other non-
  operating expense, net             (0.2)         -            (0.2)
                            -------------- ----------     -----------

 Income before provision for
  income taxes                      206.0        8.7           214.7

 Provision for income taxes          83.4        2.0(b)         85.4
                            -------------- ----------     -----------

 Net income                        $122.6       $6.7          $129.3
                            -------------- ----------     -----------

 Basic earnings per share**        $0.41                      $0.44
                            --------------                -----------

 Diluted earnings per
  share**                          $0.40                      $0.42
                            --------------                -----------

--------------------------------------------------------- ------------

                                       Twelve Months Ended
                                        December 31, 2004
                            ------------------------------------------
Amounts in millions, except
 per share amounts

                                                           Non-GAAP
                                   As                      Financial
                                Reported    Adjustments    Measures*
                            -------------- -------------- ------------

 Revenue                         $1,438.3                    $1,438.3

 Expenses                           651.9      (27.8)(a)        624.1
                            -------------- ----------     ------------

 Operating income                   786.4       27.8            814.2

 Interest and other non-
  operating expense, net            (15.1)         -            (15.1)
                            -------------- ----------     ------------

 Income before provision for
  income taxes                      771.3       27.8            799.1

 Provision for income taxes         346.2      (18.6)(b)        327.6
                            -------------- ----------     ------------

 Net income                        $425.1      $46.4           $471.5
                            -------------- ----------     ------------

 Basic earnings per share**        $1.43                       $1.59
                            --------------                ------------

 Diluted earnings per
  share**                          $1.40                       $1.55
                            --------------                ------------

--------------------------------------------------------- ------------

In addition to its reported results, Moody's has included in the table above adjusted results that the Securities and Exchange Commission defines as "non-GAAP financial measures." Management believes that such non-GAAP financial measures, when read in conjunction with the company's reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company's growth. The table above shows Moody's results for the three months and year ended December 31, 2004, adjusted to reflect the following:

(a) To exclude operating expenses of $8.7 million in the fourth quarter of 2004 and $27.8 million for the full year 2004 relating to the expensing of stock options and other stock-based compensation on a prospective basis for options and other stock awards granted on or after January 1, 2003.

(b) To reflect the income tax impact related to the adjustment described in note (a) and to exclude $1.6 million and $30.0 million of income tax provisions for the three months and year ended December 31, 2004, respectively, related to reserves for legacy tax exposures.

 * May not add due to rounding.

** Prior period earnings per share amounts have been adjusted to reflect the 2-for-1 stock split.


                          Moody's Corporation
       Reconciliation to Non-GAAP Financial Measures (Unaudited)

                                      Three Months Ended
                                       December 31, 2005
                            ----------------------------------------
Amounts in millions, except
 per share amounts

                                                           Non-GAAP
                                   As                      Financial
                                Reported    Adjustments    Measures*
                            --------------- ------------  -----------

 Revenue                           $473.2                    $473.2

 Expenses                           230.8     (12.3)(a)       218.5
                            --------------  --------      ----------

 Operating income                   242.4      12.3           254.7

 Interest and other non-
  operating income, net               1.5         -             1.5
                            --------------  --------      ----------

 Income before provision for
  income taxes                      243.9      12.3           256.2

 Provision for income taxes          93.8       4.8            98.6
                            --------------  --------      ----------

 Net income                        $150.1      $7.5          $157.6
                            --------------  --------      ----------

 Basic earnings per share          $0.51                     $0.54
                            --------------                ----------

 Diluted earnings per share        $0.50                     $0.52
                            --------------                ----------

------------------------------------------- ------------  -----------

                                       Twelve Months Ended
                                        December 31, 2005
                            ------------------------------------------
Amounts in millions, except
 per share amounts

                                Non-GAAP                    Non-GAAP
                                   As                       Financial
                                Reported    Adjustments     Measures*
                            --------------- ------------  -----------

 Revenue                          $1,731.6                   $1,731.6

 Expenses                            792.0     (54.8)(a)        737.2
                            --------------- ---------     ------------

 Operating income                    939.6      54.8            994.4

 Interest and other non-
  operating expense, net              (4.9)        -             (4.9)
                            --------------- ---------     ------------

 Income before provision for
  income taxes                       934.7      54.8            989.5

 Provision for income taxes          373.9      30.3(b)         404.2
                            --------------- ---------     ------------



 Net income                         $560.8     $24.5           $585.3
                            --------------- ---------     ------------

 Basic earnings per share           $1.88                      $1.97
                            ---------------               ------------

 Diluted earnings per share         $1.84                      $1.92
                            ---------------               ------------

----------------------------------------------------------------------

In addition to its reported results, Moody's has included in the table above adjusted results that the Securities and Exchange Commission defines as "non-GAAP financial measures." Management believes that such non-GAAP financial measures, when read in conjunction with the company's reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company's growth. The table above shows Moody's results for the three months and year ended December 31, 2005, adjusted to reflect the following:

(a) To exclude operating expenses of $12.3 million in the fourth quarter of 2005 and $54.8 million for the full year 2005 relating to the expensing of stock options and other stock-based compensation on a prospective basis for options and other stock awards granted on or after January 1, 2003.

(b) To reflect the income tax impacts related to the adjustments described in note (a) and to exclude $8.8 million of reductions in tax reserves primarily related to legacy tax exposures for the full year of 2005.

 * May not add due to rounding.

    CONTACT: Moody's Corporation
             Michael Courtian, 212-553-7194
             michael.courtian@moodys.com